Exhibit D(80)

AMENDMENT

DATED SEPTEMBER 1, 2012 TO

INVESTMENT SUBADVISORY AGREEMENT

for MassMutual Select Small Cap Growth Equity Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and Waddell & Reed Investment Management Company (the “Subadviser”) entered into an Investment Subadvisory Agreement (the “Agreement”), effective as of August 15, 2011 relating to the MassMutual Select Small Cap Growth Equity Fund (the “Fund”); and

WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 – Compensation of the Subadviser is replaced in its entirety with the following: [ ].

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		WADDELL & REED INVESTMENT MANAGEMENT COMPANY

By:	/s/ Eric Wietsma	By:	/s/ John E. Sundeen, Jr.
Name:	Eric Wietsma	Name:	John E. Sundeen, Jr., CFA
Title:	Senior Vice President	Title:	Executive Vice President
Chief Administrative Officer

Acknowledged and Agreed:

MASSMUTUAL SELECT FUNDS on behalf of MassMutual Select Small Cap Growth Equity Fund

By:	/s/ Nicholas Palmerino
Name:	Nicholas Palmerino
Title:	CFO and Treasurer

2